Exhibit 99.1

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                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                 THIRD QUARTER OF FISCAL 2001 FINANCIAL RESULTS
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                              FOR IMMEDIATE RELEASE

(APRIL 26, 2001) Albuquerque, NM. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer of families of high performance fiber-optic collimator, isolator, mechanical switch products and precision molded aspherical optics, today announced financial results for the third quarter and the first nine months of the fiscal year ended June 30, 2001. Results for the nine month reporting period ended March 31, 2001 include the operating results of Geltech, Inc. (Geltech) since September 20, 2000, the date the Company acquired Geltech.

For the quarter ended March 31, 2001, the Company reported total revenues of $10.3 million compared to total revenues of $333,175 for the third quarter of the previous fiscal year, an increase of approximately $10 million or 3000%. Sales generated from acquired businesses accounted for $8.5 million or 86% of the increase in total revenue. Net loss for the quarter was $9.2 million, which includes approximately $6.5 million in non-cash charges for the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. In addition, the Company incurred a one-time charge of $1.6 million for the settlement of a contractual litigation action. Net loss applicable to common shareholders for the third quarter of fiscal 2001 was $9.2 million or $(0.48) per applicable common share, compared to a net loss applicable to common shareholders of $3.1 million or $(0.29) per applicable common share for the third quarter of fiscal 2000. Excluding the non-cash charges and the legal settlement, which attributed $(0.34) and $(0.08), respectively, to the net loss per share, the net loss per applicable common share would have been $(0.06) in the third quarter of fiscal 2001, as compared to $(0.29) per applicable common share for the third quarter of fiscal 2000.

For the nine-month period ended March 31, 2001, the Company reported an increase of approximately 2300% in total revenues to $21.1 million compared with $880,075 for the comparable period in the previous year. Sales generated from acquired businesses accounted for $16.7 million or 83% of the increase in total revenue. Net loss for the nine-month period was $34.9 million, which includes approximately $27.3 million in non-cash charges for the write-off of the acquired in-process research and development of Geltech, amortization of acquisition intangible assets and goodwill and stock-based compensation expense. In addition, the Company incurred a one-time charge of $1.6 million for the settlement of litigation. Net loss applicable to common shareholders in the first nine months of fiscal 2001 was $35 million or $(1.85) per applicable common share, compared to a net loss applicable to common shareholders of $6.3 million or $(0.83) per applicable common share, for the first nine month period of the previous year. Excluding the non-cash charges and the legal settlement, which attributed $(1.44) and $(0.08), respectively, to the net loss per share, the net loss per applicable common share would have been $(0.33) in the first nine months of fiscal 2001, as compared to $(0.83) per applicable common share, for the first nine month period of the previous year. The number of shares outstanding used in the per-share calculations for the first nine month period of fiscal 2001 increased by 151% from the previous year's comparable period due to the conversions of the convertible debentures and preferred stock issued in private placements, the exercise of Class A and Class B warrants and other outstanding warrants and options and the issuance of shares in connection with the acquisitions of Horizon Photonics and Geltech. As of March 31, 2001, the Company had approximately $34 million in cash while increasing its investment in LightChip by $7.2 million, and reducing the debt assumed in the Geltech acquisition to $0.3 million.

Don Lawson, President and CEO, commented, "I am pleased to report that our performance in the third quarter was on target with revenues of $10.3 million. The Company's net loss per share of $(0.06) after exclusion of non-cash charges and a one-time litigation settlement, was better than we projected, due primarily to improvement of our gross margins from 39% in the prior quarter to 45% in this quarter. We are satisfied with our results, particularly in light of the downturn experienced throughout the telecom market since the first of the year. Even though our revenues grew by 32% over the previous quarter, we did experience a slow down from some existing customers. While we were able to offset this with other product sales and new customers, it resulted in our backlog for the quarter ending at $19 million, compared to the prior period level of $23 million. This, in combination with recent delivery push-outs by some existing customers, has led us to lower our revenue target for our current quarter to below $10 million. This revenue level will place us at approximately $30 million for fiscal year 2001, a substantial increase over fiscal year 2000 proforma results, which assumes inclusion of Horizon Photonics and Geltech results. While this level of growth is below our previous outlook, we do expect to achieve $85 million of revenue in fiscal year 2002. This, in conjunction with good gross margins, are significant positive accomplishments to carry into the next fiscal year, where our production platforms built on our automation strategy will continue to lead to new customer wins and the Company will achieve cash flow profitability."

LightPath manufactures proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's subsidiaries, Horizon Photonics and Geltech, manufacture isolator products utilizing proprietary automation technology in Walnut, California, and precision molded aspherical optics used in the active telecom components market in Orlando, Florida and Auburn, California. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications as well as a product family of Sol-Gel based waveguides. The Company also has an office in Warren, New Jersey for the purpose of developing various optical switch products. The Company has 46 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 18 patents with 28 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:      Donald E. Lawson, President & CEO of LightPath
               Donna Bogue, CFO of LightPath
               LightPath Technologies, Inc. (505) 342-1100
               Internet: www.light.net

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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
                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                              MARCH 31                            MARCH 31
                                                   ------------------------------      -----------------------------
                                                       2001              2000              2001             2000
                                                   ------------      ------------      ------------      -----------
Revenues                                           $ 10,269,074      $    333,175      $ 21,094,619      $   880,075

Cost of sales                                         5,612,922           141,978        12,049,183          331,808

Selling, general and administrative                   6,189,276         2,224,034        13,873,104        3,871,099

Research and development                              1,613,424           378,021         4,744,667          668,286

Stock-based compensation                              2,858,130                --         8,340,903               --

Acquired in process research and development                 --                --         9,100,000               --

Amortization of goodwill and intangibles              3,676,040             8,540         9,890,382           19,321
                                                   ------------      ------------      ------------      -----------
Operating loss                                       (9,680,718)       (2,419,398)      (36,903,620)      (4,010,439)

Other income (expense)                                  526,803           299,111         1,966,011          (82,805)
                                                   ------------      ------------      ------------      -----------
Net loss                                           $ (9,153,915)     $ (2,120,287)     $(34,937,609)     $(4,093,244)

Net loss applicable to common shareholders         $ (9,175,835)     $ (3,134,329)     $(35,004,993)     $(6,298,486)
                                                   ============      ============      ============      ===========

Basic and diluted net loss per share               $       (.48)     $       (.29)     $      (1.85)     $      (.83)
                                                   ============      ============      ============      ===========

Number of shares used in per share calculation       19,332,856        10,674,337        18,965,115        7,550,091

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
                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                      MARCH 31        JUNE 30
                                                        2001            2000
                                                    ------------    ------------

Cash and cash equivalents                           $ 34,079,348    $ 58,728,130
Trade account receivable, net                          6,895,398         841,533
Inventories                                            5,321,078       1,690,058
Other current assets                                     952,093         243,184
                                                    ------------    ------------

  Total current assets                                47,247,917      61,502,905

Property and equipment, net                           11,944,134       6,482,039
Goodwill and intangibles, net                         42,685,554      31,727,811
Investment                                             8,234,885       1,000,000
                                                    ------------    ------------

      Total assets                                  $110,112,490    $100,712,755
                                                    ============    ============

Accounts payable                                    $  2,824,544    $  1,573,531
Other current liabilities                              2,948,031         800,505
                                                    ------------    ------------
      Total current liabilities                        5,772,575       2,374,036

Long-term debt                                            76,000              --
Deferred income taxes and other liabilities            3,316,304          40,221
Stockholders' equity                                 100,947,611      98,298,498
                                                    ------------    ------------

      Total liabilities and stockholders' equity    $110,112,490    $100,712,755
                                                    ============    ============


                          LIGHTPATH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                                      THE NINE MONTHS ENDED
                                                 ------------------------------
                                                   MARCH 31          MARCH 31
                                                     2001              2000
                                                 ------------      ------------

Cash and cash equivalents at end of period       $ 34,079,348      $ 41,867,441
                                                 ------------      ------------

Net loss adjusted for noncash charges              (5,749,432)       (2,460,046)

Net cash used for working capital                  (5,759,148)         (198,458)
                                                 ------------      ------------

Net cash used for operations                     $(11,508,580)     $ (2,658,504)

Net cash used in investing activities             (13,180,695)       (2,986,521)

Net cash provided by financing activities        $     40,493      $ 47,099,078


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